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                                                                   EXHIBIT 10.46





                                 June 18, 1996



Mr. Stephen L. Waechter
Chief Financial Officer
Applied Bioscience International Inc.
4350 North Fairfax Drive, Suite 300
Arlington, Virginia 22203

Dear Steve:

         APPLIED BIOSCIENCE INTERNATIONAL INC. ("APBI or the "Company") considers the continuing maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the uncertainty and questions which a potential change of control may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. The Company further recognizes that the chief financial officer, as a result of his role, bears increased duties and responsibilities in responding to a change of control. Accordingly, the Company's Board of Directors has determined that given the intent of the Board of Directors to pursue a sale or merger of the Company, it is imperative that the Company and the Board of Directors be able to rely upon you to remain in your position and to provide advice, if requested, as to the best interests of the Company.

         In order to induce you to remain in the employ of the Company, this letter agreement sets forth the severance benefits which the Company agrees will be provided to you in the event of a "change in control of the Company" (as defined in Section 1 hereof) or under the circumstances described below.

         1.  CHANGE IN CONTROL.   For purposes of this Agreement, a "change in
control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities.

         2. COMPENSATION UPON CHANGE OF CONTROL. If you are employed by the Company upon the occurrence of a change of control, the Company shall make a lump sum
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Mr. Stephen L. Waechter
June 18, 1996
Page 2


payment to you of $250,000. This payment shall be made no later than ten (10) days following the change of control.

         3. COMPENSATION UPON TERMINATION OF EMPLOYMENT. Upon your termination of employment by the Company (other than for "cause" as defined herein) prior to a change of control, the Company shall make a lump sum payment to you equal to twelve (12) months base salary, based upon the salary rate in effect for you as of the date of your termination of employment. This payment shall be in lieu of any severance payment to which you may be entitled under an "employee benefit plan" maintained by the Company or a subsidiary. This payment shall be made no later than ten (10) days following your termination of employment. For purposes of this agreement, "cause" shall mean an act or acts involving fraud, embezzlement or theft from the Company, or your willful and repeated failure to follow the directions of the Board of Directors that continues for at least ten (10) days following written notice from the Board of Directors of such failure to follow directions.

         4. LAPSE. Should you voluntarily leave employment prior to a change of control or if you are terminated for cause prior to a change of control, this Agreement shall lapse and be of no other force and effect and no compensation will be payable to you hereunder.

         5.  SUCCESSORS; BINDING AGREEMENT.

             (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

             (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         6. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy of the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         7. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Company. No
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Mr. Stephen L. Waechter
June 18, 1996
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waiver by either party hereto at any time of any breach by the party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement supersedes and replaces in its entirety that certain letter agreement between the Company and you dated June 14, 1995 other than with respect to the Company stock options contemplated thereunder all of which remain in full force and effect in accordance with their terms. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

         8. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.


                             Sincerely,

                             APPLIED BIOSCIENCE INTERNATIONAL INC.


                             By:       /s/ Kenneth H. Harper
                                   ---------------------------------
                                   Kenneth H. Harper
                                   Chief Executive Officer



AGREED TO THIS 18th DAY OF
JUNE, 1996


By:      /s/ Stephen L. Waechter
     -------------------------------------
     Stephen L. Waechter